EXHIBIT 99

                                  PRESS RELEASE

                                ACNB CORPORATION

                                  PRESS RELEASE


                              FARMERS BANCORP, INC.
                                       and
                        FARMERS NATIONAL BANK OF NEWVILLE
                                to affiliate with
                                ACNB CORPORATION


Contact Person: Ronald L. Hankey,  President and Chief Executive Officer,
                (717) 338-2268

Date: July 28, 1998

     The Boards of Directors of ACNB Corporation and Farmers National Bancorp, Inc. announced today that they have reached a definitive agreement whereby Farmers National Bancorp and its wholly-owned subsidiary, Farmers National Bank of Newville, will affiliate with ACNB Corporation. The agreement, signed July 28, provides for Farmers National Bank to become a wholly-owned subsidiary of ACNB Corporation. ACNB Corporation is a $484 million bank holding company headquartered in Gettysburg, Pennsylvania, with 14 community banking offices in York and Adams counties. Farmers National Bancorp is approximately a $40 million company headquartered in Newville, Pennsylvania.

     Under the terms of the Agreement, shareholders of Farmers National Bancorp will receive 2.266 shares of ACNB Corporation common stock, par value $2.50 per share, for each share of Farmers National Bancorp, Inc. common stock, par value $0.50 per share, previously owned. The aggregate transaction value is approximately $16,000,000.

     In announcing the proposed transaction, Ronald L. Hankey, President and Chief Executive Officer of ACNB Corporation, said, "This alliance with Farmers National Bank represents an excellent business opportunity that will result in benefit to our shareholders, as well as to the communities and the customers served by both institutions. This affiliation furthers our long-term strategic plan of providing community-based financial services to a larger geographical area."

     Edgar S. Heberlig, Chairman of the Board of Directors of Farmers National Bancorp, stated, "We are pleased to affiliate with ACNB Corporation, a company with a long-standing tradition of service to its customers and the community and sound financial performance. ACNB Corporation has a business philosophy that is compatible with ours. We believe that this transaction is in the best interests of our shareholders, our employees, our customers and our community. It will permit us to continue and enhance the quality banking services and products that we provide to our customers and the community we serve. We believe this is a win-win situation for all parties."

     Subject  to  the  receipt  of  all  required   regulatory  and  shareholder
approvals, the parties anticipate consummating the transaction by late fourth quarter of 1998.